Exhibit 99.1

Not all horses were born equal.

Some were born to win.

– Mark Twain

Hornbeck Offshore Services, Inc.

2005 Annual Report

SUMMARY FINANCIAL DATA

(In thousands, except per share data)

For years ended December 31	2005	2004	2003
Revenues	$ 182,586	$ 132,261	$ 110,813
Operating income	$ 68,079	$ 35,847	$ 35,687
Net income (loss) (1)	$ 37,443	$ (2,483)	$ 11,190
Diluted net income (loss) per share(1)	$ 1.64	$ (0.13)	$ 0.82
Weighted-average diluted shares outstanding	22,837	19,330	13,604
Total assets	$ 796,675	$ 460,571	$ 365,242
Total long term debt	$ 299,449	$ 225,000	$ 212,677
Total stockholders' equity	$ 429,495	$ 182,904	$ 112,395
Net cash provided by operations	$ 75,806	$ 21,405	$ 25,499
EBITDA(2)	$ 97,329	$ 59,473	$ 54,161

SUMMARY OPERATING DATA(3)

For years ended December 31	2005	2004	2003
Average number of OSVs	24.6	22.8	17.3
Average fleet capacity (deadweight tons)	57,658	51,938	41,312
Average vessel capacity (deadweight tons)	2,341	2,274	2,353
Average OSV utilization rate	96.2%	87.5%	88.6%
Average OSV dayrate	$ 13,413	$ 10,154	$ 10,940
Effective OSV dayrate	$ 12,903	$ 8,885	$ 9,693
Average number of tank barges	14.6	16.0	15.9
Average barge fleet capacity (barrels)	1,072,075	1,156,330	1,145,064
Average barge size (barrels)	71,651	72,271	72,082
Average barge utilization rate	87.1%	82.2%	73.6%
Average barge dayrate	$ 13,542	$ 11,620	$ 10,971
Effective barge dayrate	$ 11,795	$ 9,552	$ 8,075

REVENUES

(in millions)



$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
7-Year CAGR 46%
98 99 00 01 02 03 04 05

EBITDA(2)

(in millions)



$100
$80
$60
$40
$20
$0
7-Year CAGR 71%
98 99 00 01 02 03 04 05

VESSELS & EQUIPMENT

(in millions)



$500
$400
$300
$200
$100
$0
7-Year CAGR 39%
98 99 00 01 02 03 04 05

Barge OSV

(1) Results for 2005 and 2004 include a $1.7 million ($0.05 per diluted share) and $22.4 million ($0.75 per diluted share) loss on early extinguishment of debt related to our November 2004 bond refinancing, respectively.

(2) See our discussion of EBITDA as a non-GAAP financial measure, which includes a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP, on page R-1 of this 2005 Annual Report (facing the inside back cover).

(3) See footnotes relating to Summary Operating Data on page 38 of our enclosed 2005 Annual Report on Form 10-K.

2005

ANNUAL REPORT

THE BEST BLOODLINES ALWAYS PRODUCE WINNERS, AND IN THE HANDS OF THE RIGHT PEOPLE, CHAMPIONS EMERGE. IN THE ENERGY INDUSTRY’S MARINE TRANSPORTATION AND SERVICE SEGMENT, THAT CHAMPION IS HORNBECK OFFSHORE.

OUR STRATEGY, VESSELS AND PEOPLE ARE THE THINGS THAT SET US APART.

THOROUGHBREDS

The Thoroughbred breed originated in 18th century England when English mares were bred with Arabian stallions to create horses capable of covering long distances in a short amount of time. Having similar characteristics, the original Hornbeck Offshore elected to name its OSVs for famous champions of the breed

2005 ANNUAL REPORT

STRATEGY

With a pedigree that dates back over 25 years, Hornbeck Offshore has built a strategy based on an in-depth understanding of our industry. To be sure, nobody can control the cyclical forces that impact the oilfield service market, but we can control how we position ourselves to respond to them.

Meeting the needs of our customers through existing and new technologies

We are committed to providing a technologically advanced fleet that allows us to offer the highest level of service while meeting the immediate and future needs of our customers. In our OSV segment, that means meeting the higher capacity and performance requirements of increasingly complex drilling and production programs. As a result, we have equipped our new generation OSVs, including those planned or under construction and conversion, with the latest technologies, including sophisticated propulsion and cargo handling systems, dynamic positioning capabilities, as well as increased capacities. In our tug and tank barge segment, we continue to be an industry leader, delivering quality services and meeting the requirements of the Oil Pollution Act of 1990 (OPA 90), by providing proprietary double-hulled tank barges that maximize transit speed, improve cargo throughput rates and enhance crew safety.

Expanding our fleet through newbuilds and strategic acquisitions

Hornbeck Offshore has designed its operations and management systems with additional growth through new vessel construction and acquisitions in mind. To date, we have successfully completed and integrated multiple acquisitions involving 17 ocean-going tugs and 13 ocean-going tank barges, two coastwise tankers, six new generation OSVs, one new generation fast supply vessel, two foreign-flagged new generation AHTS vessels and a new shore based facility in Port Fourchon to support our growing fleet of OSVs in the Gulf of Mexico. We have also designed and constructed, in a series of four newbuild programs, 17 new generation OSVs and five double-hulled tank barges substantially on time and on budget.

As always, we will continue to evaluate and execute strategic acquisitions where the opportunity exists to expand our service offerings in new or existing geographic markets and enhance long-term customer relationships. We will also continue to expand our fleet through the construction of proprietary new vessels, but only when we believe that market

2005 ANNUAL REPORT

NEW SERVICE-LINE DIVERSIFICATION

Hornbeck Offshore has recently broadened its service offering in each segment. In December 2005, we developed a new market for our double-hulled tank barges by performing well test services with the Energy 13502 (right) for OSV customers in the deepwater Gulf of Mexico. We also recently secured four long-term contracts outside of the oil service industry by successfully demonstrating certain enhanced capabilities of our proprietary OSVs to the U.S. military.

conditions warrant additional capacity. Such is the case with respect to our recently announced MPSV conversion program, second tug and tank barge newbuild program and fourth OSV newbuild program, all of which are customer-driven.

Pursuing an optimal mix of long and short-term contracts

Hornbeck Offshore will continue to seek a balance in our portfolio of customer contracts by entering into both long-term and spot contracts. Long-term contracts have provided the Company with more predictable cash flow, which has allowed us to maintain a healthy balance of short-term charters. This strategy has given us the opportunity to capitalize on increasing dayrates in favorable market cycles, which has recently been the case in both business segments. We typically seek to maintain sufficient long-term contract coverage to meet our debt service and other fixed obligations, such as recertification related drydocking charges.

Building on existing and developing new customer relationships

Our success has largely been built around the diversification of our “new breed” of vessels. Building on our existing customer relationships by expanding the services we offer allows us to provide for the increasingly diverse needs of the many oil and gas companies that require OSVs and ocean-going tugs and tank barges to support their operations. Recently, we were able to develop a new market application for our double-hulled tank barges by using them to perform production well test services for our OSV customers in the deepwater Gulf of Mexico. This is an excellent example of our ability to migrate our equipment among our upstream and downstream customers in new and innovative ways. Additionally, many of our customers have expressed an interest in chartering our vessels for international operations. With roughly twenty percent of our supply vessel fleet chartered for use in foreign markets today, as well as a significant level of in-house experience managing vessels worldwide, we will continue to evaluate and exploit additional international opportunities.

Optimizing tug and tank barge operations

Due to the OPA 90 phase-out requirements for single-hulled barges, the total barrel-carrying capacity of existing industry-wide tank vessels is projected to decline from its current level without a visible commensurate increase in newbuilds or retrofittings. In response, we seek to optimize our tug and tank barge operations by systematically replacing our single-hulled barge fleet and growing our market share by introducing new, proprietary double-hulled tank barges that typically achieve higher margins, in accordance with customer demand. We will also seek to maintain the supply-demand equilibrium that has marked this segment of the marine industry for quite some time, thereby maximizing utilization and dayrates.

CLYDESDALES

The Clydesdale breed was developed in Scotland to meet the demands of commerce for the coalfields of Lanarkshire and for heavy hauling on the streets of Glasgow. Possessing much larger vessels with greatly increased capacities and enhanced capabilities, today’s Hornbeck Offshore names its proprietary OSVs for standouts of this durable breed of workhorse.

ARABIAN HORSES

Arabians were bred for stamina, speed, loyalty and courage. Due to their genetic purity, they have played a significant role in the evolution of almost every other recognized breed. Through the years, Hornbeck Offshore has been a pioneer in its industry, setting the design standard for the next generation of OSVs. However, we do believe that we remain a breed apart.

2005 ANNUAL REPORT

VESSELS

Whether through carefully selected strategic acquisitions or the superior designs of our in-house engineering team, the Hornbeck Offshore fleet has been built one vessel at a time.

By listening to the needs of our customers, we are able to provide the innovative marine solutions that allow them to succeed in a highly complex operating environment.

Offshore Supply Vessels (OSVs)

Early on, Hornbeck Offshore recognized that the existing fleet of conventional OSVs operating in the Gulf of Mexico was not capable of meeting the complex demands of deepwater, deep well and other logistically demanding projects. So in 1997, we began a program to construct technologically advanced new generation OSVs using the proprietary designs of our in-house engineering team.

We currently own and operate a fleet of 25 new generation OSVs, for seventeen of which we engineered and supervised construction to meet the needs of deepwater regions and other complex drilling projects. The quantity of vessels, however, is only part of the story, because we don’t claim to be the biggest, just the best. The process always starts with our customers.

At Hornbeck Offshore, we don’t simply build what we think our customers want. Instead, we involve them in the process, asking them what they need, what they don’t need and what they might like to have. We then engage our in-house engineering team and utilize their high level of industry operating experience to design vessels for specific purposes. The team then translates their unique skills into custom marine engineering solutions for our customers. The results have been impressive.

Our proprietary OSVs have up to three times the dry bulk capacity, two to ten times the liquid mud capacity and two to four times the deck tonnage compared to conventional 180’ OSVs. The advanced cargo handling systems of our proprietary OSVs are equally impressive, as they allow dry bulk and liquid cargos to be loaded and unloaded three times faster than conventional 180’ OSVs. The solid-state controls of their engines also typically result in twenty percent greater fuel efficiency than vessels powered by conventional engines.

The young age of our fleet has also contributed to our success. While the industry-average age for conventional 180’ OSVs is approximately 26 years, the average age of our OSV fleet is about six years. This represents a considerable advantage since newer vessels generally experience less down time and require significantly less maintenance compared to older vessels. Additionally, the costs associated with scheduled drydockings for recertification are greatly reduced with newer vessels.

2005 ANNUAL REPORT

TUGS & TANK BARGES: A FLEET IN TRANSITION

At the end of 2004, we retired three single-hulled tank barges from service as mandated by OPA 90. During 2005, we more than replaced that lost capacity with the delivery of five newly constructed double-hulled barges. Upon completion of our second tug and tank barge newbuild program, 58% of our tank barge fleet barrel-carrying capacity will be double-hulled, up from 46% today and 7% at the end of 2004.

Tugs and Tank Barges (TTBs)

Our offshore tug and tank barge business complements our OSV segment by providing additional revenue and geographic diversification. At the same time, it allows us to offer another line of services to integrated oil and gas companies. Our fleet currently consists of 14 ocean-going tugs and 18 ocean-going tank barges that transport petroleum products primarily within the northeastern United States and Puerto Rico. During 2005, we took delivery of five double-hulled tank barges under our first tank barge newbuild program and completed the retrofit of two 6,100 horsepower tugs. Like our new generation OSVs, these barges are based on the proprietary designs of our in-house engineering team, with features designed to maximize transit speed, improve cargo throughput rates and enhance crew safety.

Our construction initiatives have more than replaced the barrel-carrying capacity that was lost when we retired three of our single-hulled tank barges in 2004 as mandated by OPA 90.

As a large portion of nation-wide capacity was removed from service by January 1, 2005 due to the OPA 90 mandate, supply was greatly reduced without a commensurate reduction in demand. Of our 12 remaining single-hulled barges, 10 are not required to be retired or double-hulled until 2015 and the remaining two single-hulled barges are required to be retired from service in 2009.

Our double-hulled tank barge mix is now roughly half of our fleet’s barrel-carrying capacity, and we will continue our strategy of rationalizing new double-hulled capacity as single-hulled vessels are retired industry-wide due to the OPA 90 mandate. Based on the remaining lives of the majority of our tank barge fleet and our construction initiatives, we believe that we are well positioned to expand our tug and tank barge business through the addition of new customers.

QUARTER HORSES

Named for their ability to quickly cover one quarter of a mile, Quarter horses were bred to be fast, easy to work with and capable of working under a variety of conditions. At Hornbeck Offshore, we believe that we possess these same attributes, and that they make a difference for our customers, day-in and day-out.

WILLIE SHOEMAKER

Known for his uncanny ability to get the most out of his mounts, Willie Shoemaker won 8,833 races over a forty-one year career. Like “Shoe,” Hornbeck Offshore strives for the same consistency of performance by making sure that the reins are always in the right hands. This ensures a smooth ride for our customers and employees everytime we leave the gate.

2005 ANNUAL REPORT

PEOPLE

In horseracing, you’re often betting on the jockey, not the horse. At Hornbeck Offshore, our sound strategy and technologically advanced vessels may be the most visible marks of a champion, but it’s our people, and their ability to successfully steer us through a challenging course, that separate us from the field.

Entrepreneurial Management

While our CEO co-founded Hornbeck Offshore in June 1997, in a very real sense, nearly every one of our key officers and managers has been a “founder” within their own functional areas of expertise. Just as we have built our fleet one vessel at a time, we have built our team one person at a time.

As an example, shortly after founding the Company, our CEO invited our current COO, who has a unique background in naval architecture and international vessel operations, to join him. Together, they set out to design and build a “new breed” of deepwater-capable OSVs to exploit the then-emerging market for such vessels. They also recognized that they would need to develop the “next generation” of mariners and managers capable of operating these highly sophisticated new vessels.

Over the years, they have been instrumental in assembling the team that operates our fleet of 60 vessels, and that is currently overseeing nearly

$500 million of vessel newbuild programs here at Hornbeck Offshore. Our technical team is comprised of individuals with extensive experience designing and constructing marine equipment all over the world, with backgrounds in such diverse fields as naval architecture, engineering, shipbuilding and repair, project management, military service and maritime academy training.

In the fall of 2000, on the heels of a major private equity offering to fund our second OSV newbuild program, Hornbeck Offshore began the process of augmenting our team’s skill

2005 ANNUAL REPORT

THE NEXT GENERATION OF MARINERS & MANAGERS

From the vessel’s bridge to the engine room to the shore-based support team, our proprietary new generation OSVs require mariners and managers that are trained to operate sophisticated equipment. As a result, Hornbeck Offshore focuses its extensive employee training programs on the latest technologies, as well as on industry best practices to ensure safety and efficiency on the water and at the dock.

sets with the various support disciplines that would be necessary to thrive as a publicly traded company. To round out the rest of our executive team, we looked first to professionals that had advised us in the past that we knew first hand met our standards of character, chemistry, credentials and competence. We then hand-selected our CFO, CIO and General Counsel – each with their own unique blend of skill sets and attributes – to join us as “founders” of their respective departments – accounting, finance, legal, and information systems.

Today, we are well equipped to handle the increased demands on public companies in this post-Sarbanes-Oxley world. Our back-office management team is comprised of individuals with many years of experience in such diverse fields as Big Four public accounting, international tax consulting, investment banking, the private practice of law, business and information systems consulting and, of course, the oilfield marine transportation and service industry.

So, whether they captain or engineer one of our vessels or manage one of our many shore-based support functions – such as operations, business development, safety, engineering, construction, maintenance, risk management, human resources, purchasing, accounting, finance, investor relations, legal or IT – we believe that we have assembled a team that is second to none in our industry. In short, we are a team made up of like-minded individuals who have been invited to play a major role in building a state-of-the-art company from the keel up.

Entrepreneurial Culture

Hornbeck Offshore is known for having one of the youngest fleets of new generation OSVs in the industry, as well as the youngest management team. With an average of 21 years of experience in the marine transportation and service industry, our senior management team has demonstrated a clear vision for knowing what it takes to succeed in this business and then setting a course for others to follow. All of our management systems, as well as our compensation philosophy, are designed to foster an “ownership” mentality among our employees. This approach has consistently resulted in growth rates, margins and financial returns well above our industry-peer averages. Together, we have developed an entrepreneurial culture that pervades every aspect of our operations with an unprecedented level of energy and enthusiasm.

REJONEOS

For centuries, el rejoneo, or the sport of fighting bulls from horseback, has paired horse and rider in a test of skill and courage. With the tremendous popularity of the sport in Hispanic countries, Hornbeck Offshore elected to name its vessels in Mexico and South America after accomplished equine participants, beginning with the recently acquired HOS Navegante.

2005 ANNUAL REPORT

DEAR FELLOW STOCKHOLDERS

2005 was a record setting year for Hornbeck Offshore. While I am pleased to report on the status of our Company, I believe the results best speak for themselves. So before going further, I would like to share with you the following summary of the financial results that we achieved during 2005.

Our stock price increased 69% during 2005, outperforming the OSX and our OSV peers, which were up 47% and 28%, respectively.

Our average daily trading volume quadrupled, due to an increase in our public float from 30% at our IPO to 81% today.

Our revenues increased 38% to $183 million on the strength of 45% higher effective OSV dayrates and 23% higher effective TTB dayrates.

Our operating income increased 90% to $68 million and our operating margin increased from 27% to 37% of revenues.

Our EBITDA1 increased 65% to $97 million, and exceeded the mid-point of our initial guidance for the year of $73 million by 34%.

Our net debt-to-capital ratio decreased from 50% to 6% at year-end, primarily due to our $215 million follow-on public equity offering.

These are impressive results by any measure, but they are even more gratifying when you consider them in light of the great personal sacrifices that were required by so many of our valued employees in the wake of Hurricanes Katrina and Rita. This was our team’s finest moment, and I am grateful to each of them for the effort they put forth. Going forward, that kind of effort will continue to set us apart, and our commitment to day-to-day operations will not waver. In 2005, the execution of our strategy, recent expansion initiatives and our ability to anticipate and meet the needs of our customers were important components in achieving our record setting results.

Execution of Our Strategy

In the past year, Hornbeck Offshore was richly rewarded for our diversified business strategy, as both of our service lines enjoyed robust market conditions. This resulted in dayrate and utilization expansion in each segment, and new vessels were placed into service in each of our fleets.

Offshore Supply Vessels

Revenues from our OSV segment were $117 million for 2005, an increase of 56% over 2004. This increase was driven by a combination of higher effective dayrates and the additional revenue contribution from two new foreign-flagged AHTS vessels that we acquired in early 2005. Operating income from our OSV segment was $57 million, or 49% of revenues, for 2005, an increase of 116% over 2004. With effective OSV dayrates having increased by $4,000 per day and with so much of our 25-vessel OSV fleet purposely on spot contracts due to our optimistic outlook, we were able to demonstrate the powerful operating leverage that we enjoy in this segment. We believe that we are in the midst of a multi-year up-cycle and that OSV market conditions will continue to strengthen, providing even greater opportunities for this business segment in the years ahead.

Tugs and Tank Barges

Revenues from our TTB segment were $65 million for 2005, an increase of 14% over 2004. This was

2005 ANNUAL REPORT

a transition year for our TTB fleet mix with three single-hulled tank barges having been retired at the end of 2004 and five new double-hulled tank barges being delivered during 2005. Operating income from our TTB segment was $11 million, or 17% of revenues, for 2005, an increase of 17% over 2004. However, as anticipated, our fourth quarter 2005 operating margin for this segment was 29% due to the gradual increase in our double-hulled fleet complement throughout the year. This margin improvement was also aided by the innovative new use of one of our recently delivered double-hulled barges in the deepwater well test market in the Gulf of Mexico for our OSV customers.

General Corporate Initiatives

Timing was everything as we took advantage of robust market conditions to recapitalize our balance sheet by accessing the capital markets in late September. Our $215 million follow-on public equity offering and $75 million privately placed “tack-on” to our existing 6.125% senior notes were very well received in the immediate aftermath of Hurricane Rita, resulting in excellent pricing of both securities. These offerings dramatically enhanced our balance sheet, driving our net debt-to-capital ratio to a mere six percent, down from 50% at the end of 2004. We were also able to place an additional two million of secondary shares for one of our early round private equity investors, which further increased our public float. The combination of these factors has resulted in a substantial increase in the liquidity of our stock since the offering closed in early October. With a $272 million cash balance at year-end and undrawn capacity of $60 million under our revolving credit facility, we are well positioned with ample “dry powder” for future growth in both of our business segments.

In addition to our two financings, we had quite a few other corporate achievements during 2005. We implemented a new accounting system on time and under budget, deployed the first module of a new logistics and revenue information system for our TTB fleet, achieved compliance with Section 404 of Sarbanes-Oxley for our first year under that new provision and effectively executed our disaster recovery plan, thus minimizing downtime as a result of Hurricanes Katrina and Rita.

Recent Expansion Initiatives

In 2005, we announced several newbuild programs that provide visible year-over-year increases in our fleet capacity through 2009. These growth initiatives include our MPSV program to convert two sulfur tankers into the largest OSVs in the world, as well as our fourth OSV newbuild program and our second TTB newbuild program. It is important to note that all of our expansion programs have been designed to address a projected market need for new tonnage two to three years from now, not just because of the favorable market conditions that we are currently experiencing. In addition, we were recently able to develop a new market application for our proprietary OSVs outside of the oil service industry. After successfully demonstrating certain enhanced capabilities of our vessels to the U.S. military, we landed long-term contracts for all four of our 240 ED class vessels. This prompted us to expand our fourth OSV newbuild program to include four incremental OSVs to replace the vessels now serving the military. In December, we were also able to acquire a shore base facility in Port Fourchon, LA, which we renamed HOS Port, to support our OSV operations in the GoM. In addition to these programs, we will continue to actively pursue strategic acquisitions in both fleet segments that meet our investment parameters.

Commitment to our Mission

At Hornbeck Offshore, we never forget that we operate in a service industry, which is why we are so focused on meeting the needs of our customers. Everything we do, from developing leading-edge technologies for our fleets to hiring the best people in the business, is driven by our goal of being the company of choice in our industry. In doing so, we apply the lessons we have learned in the past to the challenges of the future. We will continue to execute the strategies that propelled us to success in 2005, thereby ensuring that our customers, employees and investors remain in the winner’s circle.

Respectfully,

Todd M. Hornbeck

Chairman, President and CEO Hornbeck Offshore Services, Inc.

1 See our discussion of EBITDA as a non-GAAP financial measure, which includes a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP, on page R-1 of this 2005 Annual Report (facing the inside back cover).

RINGING THE BELL IN 2005

Hornbeck Offshore “rang the bell” in 2005 in more ways than one. Todd Hornbeck rang the closing bell at the NYSE on September 29th to celebrate the successful pricing of a $286 million follow-on equity offering. Meanwhile, the Company had a record setting year by almost any measure.

Of our 25 new generation OSVs, 17 were built in recent years based on the proprietary designs of our in-house engineers to service deepwater, deep-shelf, complex drilling and speciality projects. They range in size from 200 to 265 feet in length and all of them have approximately two to three times the dry bulk capacity and deck space, two to ten times the liquid mud capacity and two to four times the deck tonnage compared to conventional 180’ OSVs. Their advanced cargo handling systems allow cargo to be loaded and unloaded three times faster. Hornbeck’s new generation OSVs aren’t just bigger, faster and more efficient. They have state-of-the-art systems that allow them to operate where conventional 180’ OSVs can’t.

For instance, Hornbeck OSVs operating in deepwater have dynamic positioning systems to enable our vessels to offer continued operation in adverse weather and meet the customer’s operational safety requirements.

Such safety requirements often preclude conventional OSVs from tying up to deepwater installations. These features are major competitive advantages. But, increasingly, our new generation OSVs are being utilized by customers regardless of the complexity of their drilling program. They have learned to appreciate the benefits of a new state-of-the-art vessel versus one that is close to the end of its useful life. We believe that our superior vessels will command much higher dayrates than 180’s while commodity prices remain strong and will continue to be preferred by our customers even if commodity prices soften.

New Generation OSVs

DRAWN BY:

CH’KD BY:

SCALE:

HOS 265W Class

DRAWING #:

Hydrafoil skegs and proprietary high deadweight, low resistance hull form for faster transit speeds

Yokohama fenders for ship lightering work

Powerful bow thruster for docking assistance and reduced outside tug costs

All-electrical power and pumping plant for lower maintenance and operating cost, better fuel management and operational efficiency

OUTBOARD PROFILE

Remotely-controlled ballast system for increased operational flexibility

Cargo piping installed below deck for cleaner, safer working areas

Positive-displacement cargo pumps ensure predictable product delivery rates

MAIN DECK ARRANGEMENT

All electric deck machinery. No hydraulic piping on deck.

Environmentally friendly

We operate a fleet of 14 ocean-going tugs and 18 ocean-going tank barges to transport petroleum products within the northeastern U.S., primarily New York Harbor, and Puerto Rico. We have three additional barges currently under construction. These vessels transport clean and dirty petroleum products to and from refineries and distribution terminals and provide ship lightering, bunkering and docking services.

Due to the Oil Pollution Act of 1990 and its mandated vessel retirement schedule, an estimated 32% of the U.S. single-hulled tank barge supply has recently been removed from service, with an additional 20% to be removed by 2010. While industry newbuild and retrofit programs are underway, it doesn’t appear that lost capacity will be fully replaced. We expect upward pressure on dayrates to coincide with declining supply and stable to modestly increasing demand.

Presently, we have three double-hulled tank barges under construction and scheduled to be delivered throughout 2007. The construction of these barges is based on proprietary designs developed by our in-house engineers. The design features outlined above maximize transit speed, improve cargo throughput rates, enhance crew safety and are environmentally friendly.

We believe that these superior vessels will achieve higher dayrates and operating margins, lower insurance and operating costs and provide exceptional customer satisfaction and employee retention.

Tugs & Tank Barges

DRAWN BY:

CH’KD BY:

SCALE:

HOT 135 Class

DRAWING #:

BOARD OF DIRECTORS

Todd M. Hornbeck

Chairman, President & Chief Executive Officer Hornbeck Offshore Services, Inc.

Covington, Louisiana

Larry D. Hornbeck

Retired Chairman & Chief Executive Officer Hornbeck Offshore Services, Inc. (1981 – 96) Lovelady, Texas

Bruce W. Hunt 1,2,4

President Petro-Hunt LLC Dallas, Texas

Steven W. Krablin 2,3

Former Senior Vice President & Chief Financial Officer National Oilwell Varco Spring, Texas

Patricia B. Melcher 2,3

President Allegro Capital Management, Inc.

Houston, Texas

R. Clyde Parker, Jr.

Advisory Director to the HOS Board, Shareholder Winstead Sechrest & Minick, P.C.

The Woodlands, TX

Bernie W. Stewart 2,3,4

Former President R & B Falcon Drilling U.S.

Spicewood, Texas

David A. Trice 3,4

Chairman, President & Chief Executive Officer Newfield Exploration Co.

Houston, Texas

Andrew L. Waite 3,4

Managing Director SCF Partners Houston, Texas

1 Lead independent director

2 Audit committee member

3 Compensation committee member

4 Nominating/corporate governance committee

5 Named executive officersEXECUTIVE OFFICERS

Todd M. Hornbeck Chairman, President & Chief Executive Officer

Carl G. Annessa Executive Vice

President & Chief Operating Officer

James O. Harp, Jr. Executive Vice President & Chief Financial Officer

Samuel A. Giberga Senior Vice President & General Counsel

John S. Cook

Vice President & Chief Information Officer

Regulation G EBITDA Reconciliation

This 2005 Annual Report contains references to the non-GAAP financial measure of EBITDA. We define EBITDA as earnings (net income) before interest, income taxes, depreciation, amortization and losses on early extinguishment of debt. Our measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than we do, which may limit its usefulness as a comparative measure.

We view EBITDA primarily as a liquidity measure and, as such, we believe that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of our financial statements as a supplemental financial measure that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. We also believe the disclosure of EBITDA helps investors meaningfully evaluate and compare our cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also one of the financial metrics used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to our executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess our ability to service existing fixed charges, incur additional indebtedness and execute our growth strategy.

The following tables provide the detailed components of EBITDA, as we define that term, and reconciles EBITDA with our cash flows provided by operating activities for the following periods:

Reconciliation of EBITDA to Cash Flows Provided by Operating Activities ($mm)

	Year Ended December 31,							
	1998	1999	2000	2001	2002	2003	2004	2005
Components of EBITDA:								
Net income (loss), as adjusted	$ (1.4)	$ (1.8)	$ (4.5)	$ 7.0	$ 11.6	$ 11.2	$ (2.5)	$ 37.4
Adjustment for loss on early extinguishment of debt, net of taxes[1]	–	–	–	2.0	–	–	14.7	1.1
Net income (loss), as adjusted	(1.4)	(1.8)	(4.5)	9.0	11.6	11.2	12.2	38.5
Interest expense, net:								
Debt obligations	1.2	5.3	8.2	13.7	16.2	18.5	17.7	12.6
Put warrants[2]	1.5	2.3	7.3	3.0	–	–	–	–
Interest income	(0.1)	(0.1)	(0.3)	(1.5)	(0.7)	(0.2)	(0.4)	(3.2)
Total interest expense, net	2.6	7.5	15.2	15.2	15.5	18.3	17.3	9.4
Income tax expense (benefit)	(0.2)	0.3	1.6	6.8	7.1	6.9	6.4	22.1
Depreciation	0.9	2.4	4.2	6.5	10.4	14.4	17.4	20.0
Amortization	0.4	0.7	1.0	1.2	1.9	3.2	5.7	7.3
EBITDA	$ 2.3	$ 9.1	$ 17.4	$ 38.7	$ 46.6	$ 54.0	$ 59.1	$ 97.3

	Year Ended December 31,							
	1998	1999	2000	2001	2002	2003	2004	2005
EBITDA Reconciliation to GAAP:								
EBITDA, as reported	$ 2.3	$ 9.1	$ 17.4	$ 38.7	$ 46.6	$ 54.0	$ 59.1	$ 97.3
Cash paid for deferred drydocking charges	(1.7)	(2.4)	(1.5)	(1.7)	(2.4)	(6.1)	(8.5)	(6.8)
Cash paid for interest	(0.4)	(4.5)	(7.1)	(5.6)	(19.1)	(19.7)	(24.0)	(17.9)
Changes in working capital	4.7	(0.6)	(2.9)	1.9	(0.5)	(2.0)	(5.0)	5.1
Changes in other, net	(1.3)	0.3	(0.1)	0.1	0.3	(0.7)	(0.2)	(1.9)
Cash flows provided by operating activities	$ 3.6	$ 1.9	$ 5.7	$ 33.3	$ 25.0	$ 25.5	$ 21.4	$ 75.8

(1) A loss on early extinguishment of debt was recorded during 2001 resulting from the write-off of deferred financing costs upon the refinancing of all our debt through the issuance of our 10.625% senior notes in July 2001. For the year ended December 31, 2004, amount includes the repurchase premium, related fees and expenses and the write-off of unamortized original issue discount and deferred financing costs related to the repurchase of 91% the 10.625% senior notes in November 2004. For the year ended December 31, 2005, amount includes the repurchase premium, related fees and expenses and the write-off of unamortized original issue discount and deferred financing costs related to the redemption of the remaining 9% of the 10.625% senior notes in January 2005.

(2) Interest expense from put warrants represents an adjustment to the estimated fair value of the put warrants. According to the Emerging Issues Task Force, or EITF, Issue 88-9, as supplemented by EITF Issue 00-19, which we have adopted, we are required to account for warrants that contain put options at their estimated fair value with the changes reported as interest. We repurchased and terminated all of the warrants for $14.5 in October 2001.

CORPORATE INFORMATION

Corporate Headquarters
Hornbeck Offshore Services, Inc.
103 Northpark Boulevard, Suite 300,
Covington, Louisiana 70433
Tel 985.727.2000
Fax 985.727.2006
Internet www.hornbeckoffshore.com
Email ir@hornbeckoffshore.com

Transfer Agent and Registrar
Mellon Investor Services, LLC
480 Washington Boulevard
Jersey City, New Jersey 07310
Tel 800.635.9270
Internet www.melloninvestor.com
Email shrrelations@melloninvestors.com

Auditors
Ernst & Young LLP
New Orleans, Louisiana

Legal Counsel
Winstead Sechrest & Minick P.C.
Houston, Texas

Stock Exchange Listing
The Company's shares of common stock are listed on the New York Stock Exchange (NYSE) under the symbol "HOS."

Financial Information
Stockholders and other interested parties desiring information about Hornbeck Offshore Services, Inc. should write to the Investor Relations Department or call 985.727.2000. Additional information about the Company, including its filings with hthe Securities and Exchange Commission, may also be obtained without charge by visiting the Company's website at www.hornbeckoffshore.com

Annual Stockholders' Meeting
The 2006 Annual Meeting of Stockholders will be held on Tuesday May 2, 2006, at 9:00 a.m. (Central) at the Company's corporate training room located at 103 Northpark Boulevard, Suite 135, Covington, Louisiana 70433

Company Overview
Headquartered in Covington, Louisiana, Hornbeck Offshore Services, Inc. (NYSE:HOS) is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and in select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and in Puerto Rico. Hornbeck currently owns and operates a fleet of 60 vessels primarily serving the energy industry.

Mission Statement
Our mission is to be recognized as the energy industry's marine transportation and service company of choice for our customers, employees, and investors through innovative, high quality, value-added business solutions delivered with enthusiasm, integrity and professionalism and with the utmost regard for the safety of individuals and the protection of the environment.

Cautionary Statement regarding Forward-Looking Statements
This 2005 Annual Report contains forward-looking statements in which we discuss factors we believe may affect our performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, and projections about future events. Accuracy of the assumptions, expectations and projections depend on events that change over time and thus susceptible to periodic change based on actual experience and new developments. Although the Company believes that the assumptions, expectations and projections reflected in these forward-looking statements are reasonable based on the information known to the Company today, the Company can give no assurance that the assumptions, expectations and projections will prove to be correct. The Company cautions readers that it undertakes no obligation to update or publicly release any revisions to the forward-looking statements in this 2005 Annual Report hereafter to reflect the occurrence of any events or circumstances or any changes in our assumptions, expectations and projections, except to the extent required by applicable law. Additionally, important factors that might cause future results to differ from these assumptions, expectations and projections include industry risks, oil and natural gas prices, economic and political risks, weather related risks, regulatory risks, and other factors described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, a copy of which is enclosed herewith, and in other filings.

Company Statement regarding Corporate Governance Listing Standards
As required by the New York Stock Exchange, Todd M. Hornbeck, the Company's Chairman, President and Chief Executive Officer certified to the Exchange on June 2, 2005, without qualification, that he was not aware of any violation by the Company of New York Stock Exchange corporate governance listing standards.

HOS
LISTED
NYSE

HOSS CITATION AND CITATION

From 1981 to 1996, the original Hornbeck Offshore (NASDAQ:HOSS) named its vessels after champion thoroughbreds, such as Citation, the Triple Crown winner in 1948.

CLYDESDALES AT WORK AND HOS “NEW BREED” FLEET GOING BACK TO WORK AFTER A HURRICANE

Upon its formation in 1997, the new Hornbeck Offshore (NYSE:HOS) continued the equine naming convention, but switched to Clydesdales due to the much larger size of its proprietary new generation OSVs.

103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433 tel 985.727.2000 fax 985.727.2006 www.hornbeckoffshore.com